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                                                                    EXHIBIT 99.2

                         CONSENT OF LEHMAN BROTHERS INC.

         We hereby consent to the use of our opinion letter dated December 14, 2003 to the Audit and Conflicts Committee of the Board of Directors of Enterprise Products GP, LLC, the general partner of Enterprise Products Partners L.P. (the "Company") attached as Annex B to the Joint Proxy Statement/Prospectus of the Company on Form S-4 (the "Proxy Statement/Prospectus") and to the references to our firm in the Joint Proxy Statement/Prospectus under the headings "- Opinions of Financial Advisors - Opinion of Financial Advisor to Enterprise and the Audit and Conflicts Committee," "The Merger - Background of the Merger," and "The Merger - Opinions of Financial Advisors - Opinion of Lehman Brothers Inc. - Financial Advisor to Enterprise and Lehman Brothers' Valuation Analysis." In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder and we do not thereby admit that we are experts with respect to any part of the Registration Statement under the meaning of the term "expert" as used in the Securities Act.


                                        LEHMAN BROTHERS INC.


                                        By:  /s/ LEHMAN BROTHERS INC.
                                             -----------------------------------



New York, New York
June 18, 2004